UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

August 6, 2007

INOVA TECHNOLOGY, INC.

(Formerly Edgetech Services. Inc.)

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(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

NEVADA                     000-27397                          98-0204280

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(STATE OF              (COMMISSION FILE           (IRS EMPLOYER

INCORPORATION)                NUMBER)             IDENTIFICATION NO.)

233 Wilshire Boulevard, Suite 400, Santa Monica, CA, 90401

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(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

800 757 9808

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(REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

Item 1   Entry into a Material Definitive Agreement.

Inova Receives $2.5 Million Funding From IBM

Santa Monica, CA, August 6, 2007 - Inova and Desert Communication have signed definitive agreements with IGF (IBM Global Finance) that will provide $2.5 million of debt funding to Inova and Desert Communications.

The funding from IBM will be used to assist with the acquisition of Desert Communications in addition to providing ongoing working capital.

On August 1, 2007 Inova announced that t signed a definitive agreement to acquire Texas based Desert Communications for $5.5 million. This transaction is not a merger and the sellers of Desert will not be receiving any stock as part of the transaction.

For the year ending December 2006, Desert generated revenue of $13 million and ebitda of $1.8 million. Desert provides IT services to a customer base that primarily consists of Texas based school districts, local government entities and corporations.

Inova will pay $3 million cash on closing and a $2.5 million note payable over three years. The transaction is expected to close during the month of August, 2007. Inova will not be issuing stock to the sellers of Desert as part of the transaction.

Inova and Desert have been developing three RFID pilots together for schools, prisons and libraries. These pilots focus on using Inova’s RFID technology to assist libraries convert from bar code systems to RFID systems, allow prisons to track prisoners and allow schools to track high value equipment and give students automated access to specific areas.

(b)                                   Exhibits*.

Exhibit No.	Item

1	Press Release.

* Pursuant to Item 601(b)(2) of Regulation S-K, certain of the exhibits and schedules may have been omitted. If so, such exhibits and schedules will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Edgetech Services, Inc.

Date: August 6, 2007	By:	/s/ Adam Radly
Adam Radly
Chairman & Chief Executive Officer